EXHIBIT 99.1

NEWS RELEASE

Contact:	Deric Eubanks	Jordan Jennings	Stacy Feit
	Chief Financial Officer	Investor Relations	Financial Relations Board
	(972) 490-9600	(972) 778-9487	(213) 486-6549

ASHFORD TRUST COMPLETES CONVERSION OF
BEVERLY HILLS HOTEL TO MARRIOTT

Highlights:

•	Rebranding follows $26 million of extensive renovations

•	Property serves as the only full-service Marriott Hotel in the Beverly Hills and surrounding area

•	Repositioning expected to significantly accelerate RevPAR growth
DALLAS, July 7, 2015 -- Ashford Hospitality Trust, Inc. (NYSE: AHT) (“Ashford Trust” or the “Company”) announced today that it has completed the conversion of the 260-room Beverly Hills Marriott, formerly the Crowne Plaza Beverly Hills. The rebranding follows an extensive $26 million renovation of all guest rooms and public space, as well as exterior enhancements. The newly-minted Beverly Hills Marriott will continue to be managed by Remington Lodging & Hospitality.
Located on Beverly Drive, between Olympic and Pico Boulevards, the property is now the only full-service Marriott Hotel located in the Beverly Hills/Century City/West Los Angeles market. The hotel boasts an excellent location within walking distance of the Beverly Hills Triangle and its famed Rodeo Drive. Century City, Farmer’s Market and a number of Hollywood studios are also within close proximity of the property.
“With its prime Beverly Hills location, we expect the conversion to the Marriott brand to drive significant value at this property,” said Monty J. Bennett, Ashford Trust’s Chairman and Chief

Executive Officer. “We anticipate the comprehensive renovations and upgrades coupled with the strong brand to meaningfully accelerate the hotel’s RevPAR through a higher average daily rate and our ability to capture a larger portion of the corporate transient segment. As the only full-service Marriott hotel in this market, the property will capitalize on the many Marriott Rewards members who desire a full-service Marriott product, but prior to the conversion were limited to select-service brand options in this high demand market.”
The completely renovated property features 260 guest rooms, including 10 suites. Public space renovations and exterior enhancements enrich the sense of arrival for guests. The hotel now features Marriott’s Great Room concept with a completely renovated lobby, new full-service restaurant serving American cuisine with a California flair, a new lobby bar, as well as a Club Lounge providing private food and beverage services for the hotel’s concierge guests.

The expanded and modernized outdoor pool area includes an ample sized deck for receptions as well as an “outdoor living room” providing oversized chaise lounges and dining spaces for cocktails, snacks and complete meals.

The property’s 12-story structure offers panoramic views of Century City, Downtown and the Hollywood Hills. Full guestroom renovations include the newest state of the art Marriott guestroom design, all new furniture and fixtures, upgraded bedding packages and expanded and enhanced bathrooms.
Ashford Hospitality Trust is a real estate investment trust (REIT) focused on investing opportunistically in the hospitality industry in upper upscale, full-service hotels.
Follow Chairman and CEO Monty Bennett on Twitter at www.twitter.com/MBennettAshford or @MBennettAshford.
Ashford has created an Ashford App for the hospitality REIT investor community. The Ashford App is available for free download at Apple’s App Store and the Google Play Store by searching “Ashford.”

Certain statements and assumptions in this press release contain or are based upon "forward-looking" information and are being made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties. When we use the words "will likely result," "may," "anticipate," "estimate," "should," "expect," "believe," "intend,” or similar expressions, we intend to identify forward-looking statements. Such statements are subject to numerous assumptions and uncertainties, many of which are outside Ashford Trust’s control.

These forward-looking statements are subject to known and unknown risks and uncertainties, which could cause actual results to differ materially from those anticipated, including, without limitation: general volatility of the capital markets and the market price of our common stock; changes in our business or investment strategy; availability, terms and deployment of capital; availability of qualified personnel; changes in our industry and the market in which we operate, interest rates or the general economy; and the degree and nature of our competition. These and other risk factors are more fully discussed in Ashford Trust’s filings with the Securities and Exchange Commission.

The forward-looking statements included in this press release are only made as of the date of this press release. Investors should not place undue reliance on these forward-looking statements. We are not obligated to publicly update or revise any forward-looking statements, whether as a result of new information, future events or circumstances, changes in expectations or otherwise.

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